Exhibit 99.2

Revance Announces Positive Top-Line 24-Week Duration of Effect Results in All

Three Cohorts in RT002 Injectable Phase 2 Cervical Dystonia Trial

- Data to be presented at 21st International Congress of Parkinson’s Disease and Movement

Disorders, June 5-8, 2017 -

- Revance to host conference call at 4:30 pm ET today -

NEWARK, Calif., May 18, 2017 – Revance Therapeutics, Inc. (NASDAQ: RVNC), a biotechnology company developing botulinum toxin products for use in treating aesthetic and therapeutic conditions, today announced duration of effect of at least 24 weeks in its U.S. Phase 2 open-label, dose-escalating clinical study of DaxibotulinumtoxinA Injectable (RT002) to treat moderate-to-severe isolated cervical dystonia, a movement disorder of the neck, in adults. The company also announced additional positive efficacy results and that RT002 was generally safe and well-tolerated.

TOP-LINE 24-WEEK RESULTS

•	DURATION OF EFFECT AT LEAST 24 WEEKS: The median duration of effect was at least 24 weeks for each of the three dose cohorts studied. Duration of effect was defined as the number of weeks from treatment until the return of signs and symptoms that warrant retreatment, based on subjects reaching their target Toronto Western Spasmodic Torticollis Rating Scale (TWSTRS) score. For reference, current treatment of cervical dystonia calls for injection of botulinum toxin approximately every 3 months (12 weeks), or 4 times per year.

•	POSITIVE EFFICACY RESULTS: The trial’s 4-week primary efficacy measurement was the improvement in signs and symptoms of cervical dystonia as determined by reduction of the TWSTRS-Total score from baseline. At Week 4, RT002 injectable showed a clinically significant mean reduction of 38% from baseline across all three cohorts. This reduction continued to increase to 50% at Week 6 for all subjects, was 42% at Week 12 and was maintained at or above 30% through Week 24. For reference, placebo-controlled trials for botulinum toxin type A products approved to treat cervical dystonia had a reduction in the TWSTRS-Total score from baseline of 21% to 26% at Week 4 and 13% to 16% at Week 12.

On the key secondary endpoint, percentage of responders showing improvement on Clinician Global Impression of Change (CGIC), 97% of all subjects experienced an improvement in cervical dystonia symptoms at Week 4.

•	GENERALLY SAFE AND WELL-TOLERATED: In all three cohorts, RT002 injectable appeared to be generally safe and well-tolerated through Week 24. There were no serious adverse events and no dose-dependent increase in adverse events. The treatment-related adverse events were generally transient and mild to moderate in severity, with one case of neck pain reported as severe. The most common adverse events were dysphagia, or difficulty in swallowing (14%), of which all cases were mild in severity, injection site redness (8%), injection site bruising (5%), injection site pain (5%), muscle tightness (5%) and muscle weakness (5%). For reference, trials for botulinum toxin type A products approved to treat cervical dystonia have adverse events for dysphagia ranging from 13% to 39%.

Based on these Phase 2 results, the company expects to discuss next steps in this clinical program with the US and EU regulatory agencies later this year.

“Patients with cervical dystonia suffer from considerable pain and debilitation, which dramatically impacts their quality of life. Nearly all subjects in this study responded to treatment and a majority were still responding to RT002 at 24 weeks. These results represent the potential for a meaningful advancement in the treatment of cervical dystonia,” said Roman Rubio, MD, Senior Vice President of Clinical Development at Revance. “Cervical dystonia patients often request neurotoxin retreatment as early as 10 weeks and RT002 may provide patients with prolonged relief of the signs and symptoms associated with cervical dystonia.”

Dan Browne, President and Chief Executive Officer at Revance added, “RT002 injectable sets a new standard in cervical dystonia clinical trial results. RT002 achieved long-lasting relief with fast onset of action, high response rates and sustained efficacy in treating this chronic neurological disorder. RT002 has potential to manage this debilitating disease with at most two treatments per year, which matters to patients, physicians and payors alike.”

Late-Breaking Abstract at 21st International Congress of Parkinson’s Disease and Movement Disorders

The abstract for this Phase 2 clinical trial of RT002 injectable to treat cervical dystonia was submitted to the 21st International Congress of Parkinson’s Disease and Movement Disorders and has been accepted for a late-breaking abstract poster presentation on Wednesday, June 7, 2017 at 1:15 pm PT in Vancouver, Canada. Study investigator Cynthia L. Comella, MD, Professor in the Department of Neurological Sciences at Rush University Medical Center, Chicago, Illinois, is scheduled to present. The results will also be presented at the regular session poster with guided tour on Thursday, June 8 at 1:15 pm PT by study investigator Atul Patel, MD, MHSA, Physical Medicine and Rehabilitation Physician at Kansas City Bone & Joint.

Conference Call

Revance management will host a conference call and webcast today at 4:30 pm ET. Individuals interested in listening to the conference call today, May 18, at 1:30 pm PT/4:30 pm ET may do so by dialing (855) 453-3827 for domestic callers, or (484) 756-4301 for international callers and reference conference ID: 25791044; or from the webcast link in the investor relations section of the Company’s website at: www.revance.com. In addition, key data slides on the Phase 2 24-week trial results will be discussed on the conference call and are posted to Revance’s website on the INVESTORS tab in the Presentations and Corporate Materials section.

A replay of the call will be available beginning May 18, 2017 at 4:30 pm PT/7:30 pm ET through 7:30 pm ET on May 19, 2017. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference conference ID: 25791044. The webcast will be available in the investor relations section on the Company’s website for 30 days following the completion of the call.

Phase 2 Study Design

Revance’s Phase 2 trial is an open-label, sequential, dose-escalating study to evaluate the safety, preliminary efficacy and duration of effect of a single treatment of DaxibotulinumtoxinA Injectable (RT002) for isolated cervical dystonia. Thirty-seven subjects with moderate-to-severe cervical dystonia were enrolled at multiple sites in the United States. The trial’s first cohort of 12 subjects received a single dose of up to 200 units of RT002 injectable, the second cohort of 12 subjects received between 200 and 300 units, and the third cohort of 13 subjects received from 300 to 450 units.

The primary efficacy endpoint of the Phase 2 study was an improvement in dystonia symptoms as measured by change (reduction) from baseline in Toronto Western Spasmodic Torticollis Rating Scale (TWSTRS)-Total score at four weeks. TWSTRS is a validated composite scale that covers different features of the cervical dystonia condition. The first part of the scale is based on the physical findings and severity of dystonia, the second part rates the patient’s perceived level of disability, and the third part rates pain associated with the condition. The study protocol also feature a number of secondary efficacy endpoints.

All subjects were followed until they returned to baseline or for up to a total of 24 weeks after treatment. Due to the long duration of effect seen in the first cohort, subjects in the second and third cohorts were given the option to continue. Several patients elected to remain in the study and will be followed for up to 36 weeks.

About Cervical Dystonia

According to the Dystonia Medical Research Foundation, whose mission is to advance research, promote awareness and education, and support the needs of affected individuals, cervical dystonia is a painful condition in which the neck muscles contract involuntarily, causing abnormal movements and awkward posture of the head and neck. The movements may be sustained (tonic), jerky (clonic), or a combination. Cervical dystonia (also referred to as spasmodic torticollis) may be primary (meaning that it is the only apparent neurological disorder, with or without a family history) or may be brought about by secondary causes (such as physical trauma). It can result in considerable pain and discomfort.

Treatments for cervical dystonia include oral medications, botulinum toxin injections, surgery, and complementary therapies. Botulinum toxin can help block the communication between the nerve and the muscle and may alleviate abnormal movements and postures. Current botulinum toxin treatments for cervical dystonia have a duration of effect of approximately three months. Cervical dystonia can occur at any age, although most individuals first experience symptoms in middle age. It affects several hundred thousand adults and children in the United States alone. Revance estimates the global market for treating muscle movement disorders with botulinum toxins, including cervical dystonia, was nearly $1 billion in 2015.

About Revance Therapeutics, Inc.

Revance, a Silicon Valley-based biotechnology company, is committed to the advancement of remarkable science. The company is developing a portfolio of products for aesthetic medicine and underserved therapeutic specialties, including dermatology, orthopedics and neurology. Revance’s science is based upon a proprietary peptide technology, which when combined with active drug molecules, may help address current unmet needs. Revance’s initial focus is on developing daxibotulinumtoxinA, the company’s highly purified botulinum toxin, for a broad spectrum of aesthetic and therapeutic indications, including facial wrinkles and muscle movement disorders.

The company’s lead drug candidate, DaxibotulinumtoxinA for Injection (RT002), is currently in development for the treatment of glabellar lines, cervical dystonia and plantar fasciitis with the potential to be the first long-acting neuromodulator. The company holds worldwide rights for all indications of RT002 injectable and RT001 topical and the pharmaceutical uses of its proprietary peptide technology platform. More information on Revance may be found at www.revance.com.

“Revance Therapeutics” and the Revance logo are registered trademarks of Revance Therapeutics, Inc.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the process and timing of, and ability to complete, current and anticipated future clinical development of our investigational drug product candidates, including but not limited to initiation and design of clinical studies for current and future indications, related results and reporting of such results; statements about our business strategy, timeline and other goals and market for our anticipated products, plans and prospects; and statements about our ability to obtain regulatory approval; and potential benefits of our drug product candidates and our technologies.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include, but are not limited to: the outcome, cost, and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; our ability to obtain funding for our operations; our plans to research, develop, and commercialize our drug product candidates; our ability to achieve market acceptance of our drug product candidates; unanticipated costs or delays in research, development, and commercialization efforts; the applicability of clinical study results to actual outcomes; the size and growth potential of the markets for our drug product candidates; our ability to successfully commercialize our drug product candidates and the timing of commercialization activities; the rate and degree of market acceptance of our drug product candidates; our ability to develop sales and marketing capabilities; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Revance’s periodic filings with the Securities and Exchange Commission (the “SEC”), including factors described in the section entitled “Risk Factors” of our quarterly report on Form 10-Q filed May 9, 2017. These forward-looking statements speak only as of the date hereof. Revance disclaims any obligation to update these forward-looking statements.

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Contacts

Investors:

Revance Therapeutics

Jeanie Herbert

(714) 325-3584

jherbert@revance.com

Burns McClellan

Ami Bavishi

(212) 213-0006

abavishi@burnsmc.com

Trade Media:

Nadine Tosk

(504) 453-8344

nadinepr@gmail.com